As filed with the Securities and Exchange Commission on April 7, 2009

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

NOVELL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-0393339 (IRS Employer Identification No.)
_________________

404 Wyman Street, Suite 500
Waltham, MA 02451

(Address of Principal Executive Offices)  (Zip Code)
_________________

NOVELL, INC. 2009 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)
_________________

Scott N. Semel
Senior Vice President, General Counsel and Secretary
Novell, Inc.
404 Wyman Street, Suite 500
Waltham, MA 02451

(Name, Address and Telephone Number of Agent for Service)
_________________

Copies to:
Linda L. Griggs, Esq.
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Ave., NW
Washington, DC 20004-2541

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered ________________________	Amount to be Registered (1) _____________	Proposed Maximum Offering Price Per Share (2) ________________	Proposed Maximum Aggregate Offering Price (2) ________________	Amount of Registration Fee ______________
Common Stock, par value $0.10 per share	45,000,000	$3.84	$172,800,000.00	$9,642.24

(1)	These shares will be available for issuance pursuant to awards under the Registrant's 2009 Omnibus Incentive Plan (the "Plan"). Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices of our common stock on April 6, 2009 as reported on the Nasdaq Global Select Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

        *   The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed by us with the Commission are incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, filed with the Commission on December 23, 2008.
(b)(1)	Our Quarterly Report on Form 10-Q for the period ended January 31, 2009, filed with the Commission on March 11, 2009.
(b)(2)	Our Current Reports on Form 8-K filed with the Commission on December 19, 2008 and February 2, 2009.
(c)	The description of our common stock, par value $0.10 per share, contained in our Registration Statement on Form 8-A , dated April 3, 1985, and including any additional amendment or report filed for the purpose of updating such description.

        All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

        Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Novell, Inc. is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that each Delaware corporation may indemnify any person, including a director or officer, who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed with respect to any proceeding charging improper personal benefit to an officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys’ fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, shall be made by the board of directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance. Section 145 of the Delaware General Corporation Law, accordingly, authorizes a court to award, or a Delaware corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        Further, in accordance with the Delaware General Corporation Law, Article VIII of our Restated Certificate of Incorporation eliminates the liability of any of our directors to us and our stockholders for monetary damages for breaches of such director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law (regarding the directors’ duty not to declare improper dividends); and (iv) for any transaction from which the director derived an improper personal benefit.

        Under Article VII of our By-Laws, we are required to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereafter in effect, any person who was or is an “authorized representative” of the corporation (which means a director or officer of the corporation, or a person serving at the request of the corporation as a director, officer or trustee, of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a “party” (which includes the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation) by reason of the fact that such person was or is an authorized representative of the corporation, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding), had no reasonable cause to believe such conduct was unlawful.

        Also under Article VII of our By-Laws, we are required to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereafter in effect, any person who was or is an authorized representative of the corporation and who was or is a party or is threatened to be made a party to any “corporate proceeding” (which means any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or investigative proceeding by the corporation) by reason of the fact that such person was or is an authorized representative of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

        Finally, we have entered into Severance Agreements with certain of our officers designated by the Board of Directors, certain of which provide for Change in Control benefits. Under those Severance Agreements that provide for Change in Control benefits, if (i) a Change in Control (as defined in the Severance Agreement) occurs, and (ii)(a) it should appear to the officer that we have failed to comply with any of our obligations under the Severance Agreement or (b) we or any other person takes or threatens to take any action to declare the Severance Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the officer the benefits provided or intended to be provided to the officer upon a Change in Control, we have agreed to pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the officer in connection with the interpretation, enforcement, or defense of the officer’s rights under his or her Severance Agreement, by litigation or otherwise and whether by or against us, or any director, officer, stockholder or any other person affiliated with us, unless the officer has acted frivolously, in bad faith, or with no colorable claim of success. We consider the maintenance of such arrangements to be vital in attracting and retaining the services of qualified officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q, filed for the fiscal quarter ended April 30, 2004 (File No. 0-13351)).
4.2	By-Laws (incorporated by reference from Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed April 16, 2007 (File No. 0-13351)).
5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Novell, Inc. 2009 Omnibus Incentive Plan (incorporated by reference from Appendix A of the Registrant's Definitive Proxy Statement on Schedule 14A, filed on February 25, 2009).

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on the 7th day of April, 2009.

NOVELL, INC.

By: /s/ Dana C. Russell Name: Dana C. Russell Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Ronald W. Hovsepian, Dana C. Russell, and Scott N. Semel, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement (including registration statements filed pursuant to Rule 462(b) under the Securities Act), whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/ Ronald W. Hovsepian	President, Chief Executive Officer & Director	April 7, 2009
Ronald W. Hovsepian

By: /s/ Dana C. Russell	Senior Vice President & Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	April 7, 2009
Dana C. Russell

By: /s/ Albert Aiello	Director	April 7, 2009
Albert Aiello

By: /s/ Fred Corrado	Director	April 7, 2009
Fred Corrado

By: /s/ Richard L. Crandall	Director	April 7, 2009
Richard L. Crandall

By: /s/ Gary G. Greenfield	Director	April 7, 2009
Gary G. Greenfield

By: /s/ Judith H. Hamilton	Director	April 7, 2009
Judith H. Hamilton

By: /s/ Patrick S. Jones	Director	April 7, 2009
Patrick S. Jones

By: /s/ Claudine B. Malone	Director	April 7, 2009
Claudine B. Malone

By: /s/ Richard L. Nolan	Director	April 7, 2009
Richard L. Nolan

By: /s/ Thomas G. Plaskett	Director	April 7, 2009
Thomas G. Plaskett

By: /s/ John W. Poduska, Sr., Sc.D.	Director	April 7, 2009
John W. Poduska, Sr., Sc.D.

By: /s/ Kathy Brittain White	Director	April 7, 2009
Kathy Brittain White

Exhibit Index

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q, filed for the fiscal quarter ended April 30, 2004 (File No. 0-13351)).
4.2	By-Laws (incorporated by reference from Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed April 16, 2007 (File No. 0-13351)).
5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Novell, Inc. 2009 Omnibus Incentive Plan (incorporated by reference from Appendix A of the Registrant's Definitive Proxy Statement on Schedule 14A, filed on February 25, 2009).